Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports First Quarter 2018 Results

JERSEY CITY, NJ, Thursday, May 3, 2018 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary financial results for the first quarter of 2018.

First Quarter 2018 Highlights
•	Net sales of $118.3 million, representing year-over-year growth of 4.0%
•	$178.3 million in backlog represents gain of $31.8 million, or 22%, from December 31, 2017
•	GAAP net loss of $1.3 million compared to net earnings of $0.7 million in first quarter 2017
•	Adjusted EBITDA of $5.3 million, or 4.5% of sales, versus $7.9 million, or 6.9% of sales, in first quarter 2017
•	First quarter 2018 book-to-bill ratio of 1.27

Non-GAAP financial measures, such as Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of costs associated with ERP system implementation costs and restructuring charges. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

CEO Comments
Daniel Bernstein, President and CEO, said, "While first quarter sales showed modest growth from the same period last year, we are more encouraged by the continued growth in our backlog with heightened activity across all of our major product groups and within each of our major end markets.  Since year-end, we saw a 33% increase in the backlog at Connectivity Solutions, driven by recent awards on key military programs, and a 25% increase at Magnetic Solutions, driven by demand for our multi-gig variants of ICMs from our key networking customers. Our Power Solutions and Protection backlog grew by 12%, led by higher demand for our power supplies in the industrial and rail industries, and orders from new customers within the E-Mobility, Internet of Things and Blockchain segments.

The majority of the sales growth in the first quarter related to strong demand for our Magnetic Solutions products, particularly our integrated connector modules within industrial, Ethernet and server markets.  Sales of our Connectivity Solutions products were also higher in the first quarter of 2018 with an increase in demand related to various military programs and within the industrial market for oil and gas, test and measurement, and broadcasting applications.  Our Power Solutions and Protection group, excluding the effects of our divested NPS business, also contributed to our year-over-year sales growth.

While we are optimistic on the revenue front for 2018, our results continue to be impacted by the weakening of the U.S. Dollar, minimum wage increases in the PRC and increased material costs related to certain of our purchased components.  Furthermore, our Power Solutions business has also had an unfavorable impact on our bottom line, and we continue to work on our plan to restore this business to a position of profitability.  Lastly, there have been recent tariff proposals on U.S. imports that may impact our business. We are carefully monitoring the status of these proposals and evaluating various options in the event they are put into effect.

With our new credit facility in place and the ability to cost-effectively repatriate foreign earnings under the recent U.S. tax reform, we continue to evaluate acquisition targets and believe this will be a key component of our strategic development plan going forward," concluded Mr. Bernstein.

Financial Summary

All comparative percentages are on a year-over-year basis, unless otherwise noted.

First Quarter 2018 Results

Net Sales
Net sales were $118.3 million, up 4.0% from last year's first quarter.

•	By geographic segment, Europe was up by 15.8%, Asia was up by 7.8%, and North America was down by 1.6%.
•	By product group, Magnetic Solutions sales were up by 9.3%, Connectivity Solutions sales were 3.0% higher and Power Solutions and Protection sales was up slightly by 0.2%.
•
During the first quarter of 2018, 36% of our sales related to our Connectivity Solutions products (versus 37% in 2017), 32% related to our Magnetic products (versus 31% in 2017) and 32% related to our Power Solutions and Protection products (versus 32% in 2017).

On a consolidated basis, sales increased by $4.6 million in the first quarter of 2018 compared to the same period of 2017, despite a $1.6 million decline in sales related to the winding down of our NPS product sales within the Power Solutions Business.

Gross Profit
Gross profit margin decreased to 17.9%, from 20.6% in the first quarter of 2017, primarily due to unfavorable foreign currency fluctuations, as the Chinese Renminbi and Mexican Peso each appreciated by approximately 8% against the U.S. Dollar in the first quarter of 2018 compared to the first quarter of 2017.  Approximately 70% of the Company's associates and contract labor are located in the PRC and paid in Renminbi and an additional 8% is located in Mexico and paid in Pesos.  Effective February 1, 2018, the PRC also issued an increase to the minimum wage in a region where one of Bel's factories is located.  We anticipate this increase in minimum wage to result in higher labor costs of approximately $1.0 million - $1.4 million per year at this facility going forward.

Selling, General and Administrative Expenses (SG&A)
SG&A expenses were $20.7 million, down from $21.0 million in the first quarter of 2017. The reduction in SG&A expenses primarily related to a $0.9 million reduction in legal and professional fees compared to the first quarter of 2017, largely offset by an increase in foreign exchange loss of $0.5 million and higher salaries and fringe benefit costs of $0.3 million.

Operating Income
Operating income was $0.4 million, down from $2.4 million in the first quarter of 2017, with an operating margin of 0.4% compared to 2.1% in the first quarter of 2017.

Income Taxes
The provision for income taxes was $0.3 million in the first quarter of 2018 as compared with a tax benefit of less than $0.1 million during the same period of 2017.  This resulted in an effective tax rate of -33.2% during the first quarter of 2018, compared to an effective tax rate of -3.2% during the same quarter last year.  The change in the effective tax rate is primarily attributable to a decrease in the benefit arising from the losses in the North America segment due to the reduction in the U.S. tax rate from 35% in 2017 to 21% in 2018.  Additionally, there was an increase in the liability for uncertain tax positions in the 2018 period. The Company continues to evaluate updates to the new tax law and may adjust its initial estimate of the transition tax throughout 2018 as further information becomes available.

Net Earnings
The above factors resulted in a net loss of $1.3 million in the first quarter of 2018 as compared with net earnings of $0.7 million in the first quarter of 2017.

Balance Sheet Data
As of March 31, 2018, working capital was $184.1 million, including $66.9 million of cash and cash equivalents with a current ratio of 3.1-to-1.  In comparison, as of December 31, 2017, working capital was $178.8 million, including $69.4 million of cash and cash equivalents with a current ratio of 3.0-to-1.  Total debt at March 31, 2018 was $122.0 million as compared to $122.7 million at December 31, 2017, reflecting $0.7 million of debt repayments made during the first quarter of 2018.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 866-548-4713, or 323-794-2093 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 3268259 after 2:00 p.m. ET, also for 20 days.

About Bel
Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Non-historical information contained in this press release (such as the statements regarding future acquisitions and increased labor costs in the PRC) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; our ongoing evaluation of the consequences of the U.S. Tax Cuts and Jobs Act; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2018	2017
		(Revised)
Net sales	$118,251	$113,668
Cost of sales	97,118	90,305
Gross profit	21,133	23,363
As a % of net sales	17.9%	20.6%

Selling, general and administrative expenses	20,692	20,975
As a % of net sales	17.5%	18.5%
Restructuring charges	4	33

Income from operations	437	2,355
As a % of net sales	0.4%	2.1%

Interest expense	(1,177)	(1,424)
Other income/expense, net	(238)	(208)
(Loss) earnings before benefit for income taxes	(978)	723

Provision for (benefit from) income taxes(3)	325	(23)
Effective tax rate	-33.2%	-3.2%
Net (loss) earnings	$(1,303)	$746
As a % of net sales	-1.1%	0.7%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175
Class B common shares - basic and diluted	9,856	9,845

Net (loss) earnings per common share:
Class A common shares - basic and diluted	$(0.11)	$0.05
Class B common shares - basic and diluted	$(0.11)	$0.06

(1) The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) The statement of operations for the three months ended March 31, 2017 reflects immaterial reclassifications related to the retrospective adoption of new accounting guidance related to presentation of pension costs within the statement of operations. There was no impact on net earnings in connection with the adoption of this guidance.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)
	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$66,852	$69,354
Accounts receivable, net	76,787	78,808
Inventories	102,693	107,719
Other current assets	23,647	10,218
Total current assets	269,979	266,099
Property, plant and equipment, net	43,322	43,495
Goodwill and other intangible assets, net	88,705	89,543
Other assets	33,388	32,128
Total assets	$435,394	$431,265

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$48,169	$47,947
Current portion of long-term debt	2,642	2,641
Other current liabilities	35,073	36,712
Total current liabilities	85,884	87,300
Long-term debt	119,390	120,053
Other liabilities	65,945	65,952
Total liabilities	271,219	273,305
Stockholders' equity	164,175	157,960
Total liabilities and stockholders' equity	$435,394	$431,265

(1) The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2018	2017

GAAP Net (loss) earnings	$(1,303)	$746
Interest expense	1,177	1,424
Provision for (benefit from) income taxes	325	(23)
Depreciation and amortization	4,776	5,227
EBITDA	$4,975	$7,374
% of net sales	4.2%	6.5%

Unusual or special items:
ERP system implementation consulting costs	323	449
Restructuring charges	4	33

Adjusted EBITDA	$5,302	$7,856
% of net sales	4.5%	6.9%

(1) The supplementary information included in this press release for 2018 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

The following tables detail the impact of certain unusual or non-recurring items had on the Company's net earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items these items were included on the condensed consolidated statements of operations.

	Three Months Ended March 31, 2018					Three Months Ended March 31, 2017
Reconciling Items	(Loss) earnings before taxes	Provision for income taxes	Net (loss) earnings	Class A EPS	Class B EPS	Earnings before taxes	Benefit from income taxes	Net earnings	Class A EPS	Class B EPS

GAAP measures	$(978)	$325	$(1,303)	$(0.11)	$(0.11)	$723	$(23)	$746	$0.05	$0.06
Items included in SG&A expenses:
ERP system implementation consulting costs	323	61	262	0.02	0.02	449	140	309	0.02	0.03
Restructuring charges	4	1	3	-	-	33	(2)	35	-	-
Non-GAAP measures	$(651)	$387	$(1,038)	$(0.09)	$(0.09)	$1,205	$115	$1,090	$0.07	$0.09